Exhibit 10.19.1


               Summary Sheet Regarding June 2005 Cash Bonus Awards


On June 20, 2005, the People and Compensation Committee of Monsanto Company's Board of Directors approved special cash bonus awards to the following executive officers:

Terrell K. Crews           Executive Vice President           $75,000
                           and Chief Financial Officer

Charles W. Burson          Executive Vice President,          $75,000
                           Secretary, General Counsel

The cash bonus awards are in addition to the regular annual incentive plan opportunity that the executives have under Monsanto Company's 2005 Annual Incentive Plan. The cash bonus awards are not deemed to be eligible compensation for the company's benefits plans.